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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

New England Business Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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NEW ENGLAND BUSINESS SERVICE, INC.

Notice of Annual Meeting of Stockholders

To Be Held October 24, 2003

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of New England Business Service, Inc., a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 500 Main Street, Groton, Massachusetts, on Friday, October 24, 2003 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect a Board of Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditor of the Company for the fiscal year ending June 26, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on August 29, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

A copy of the Company’s annual report to stockholders for the fiscal year ended June 28, 2003, which contains financial statements and other information of interest to stockholders, accompanies this notice and the accompanying proxy statement.

The business matters listed above are discussed more fully in the accompanying proxy statement. Whether or not you plan to attend the meeting, you are urged to study the proxy statement carefully and then to fill out, sign and date the enclosed proxy card. Record holders may also vote by telephone or through the Internet by following the instructions printed on the enclosed proxy card.

By order of the Board of Directors

CRAIG BARROWS

Secretary

September 19, 2003

Whether or not you plan to attend the meeting, you are requested to sign and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors, or otherwise complete the proxy voting process by one of the alternative means described on the enclosed proxy card. If your preference is to sign and mail the proxy card, a return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

NEW ENGLAND BUSINESS SERVICE, INC.

500 Main Street

Groton, Massachusetts 01471

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 24, 2003

We are mailing this proxy statement, with the accompanying proxy card, to you on September 19, 2003 in connection with the solicitation of proxies by the Board of Directors of New England Business Service, Inc. for the 2003 annual meeting of stockholders and any adjournment of that meeting. The meeting will be held on Friday, October 24, 2003, beginning at 10:00 a.m., local time, at the principal executive offices of the Company, 500 Main Street, Groton, Massachusetts.

INFORMATION ABOUT VOTING

Who can attend and vote at the meeting?

Stockholders of record at the close of business on August 29, 2003 are entitled to attend and vote at the meeting. Each share of the Company’s common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of the Company’s common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the common stock outstanding on August 29, 2003, the record date, will constitute a quorum for purposes of the meeting. On the record date, 13,210,145 shares of common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	To elect as directors the persons named below under “Election of Directors”.

•	To ratify the selection of Deloitte & Touche LLP as independent auditor for fiscal year 2004.

•	In their discretion as to any other business which may properly come before the meeting.

Can I vote by telephone or through the Internet?

If you hold your shares in your own name, you may vote by telephone or through the Internet by following the instructions printed on your proxy card.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name”, you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under NYSE rules, there are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes to a vote at the meeting, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote”. Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	Deliver to our corporate secretary a written notice revoking your earlier vote; or

•	Deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	Vote again by telephone or through the Internet; or

•	Vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How do I vote my 401(k) shares?

If you participate in the Company’s 401(k) plan, you will receive a proxy card that covers Company shares allocated to your account. Properly completed and signed proxy cards, or properly following the instructions for voting by telephone or through the Internet, will serve to instruct the plan trustee on how to vote any shares allocated to your account. The plan trustee will vote all shares as to which no instructions have been received from plan participants as directed by the Company’s retirement committee in their best judgment.

How are votes counted?

•	Election of directors. The ten nominees who receive the highest number of “For” votes will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•	Other business. The ratification of selection of independent auditor and approval of all other business which may properly come before the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is the Company soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

VOTING SECURITIES

Who owns more than 5% of the Company’s stock?

On August 29, 2003, there were 13,210,145 shares of common stock outstanding. On that date, to our knowledge there were five stockholders who owned beneficially more than 5% of the common stock. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these persons or entities. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investing power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
T. Rowe Price Associates, Inc.	1,361,300	(1)	10.27
100 E. Pratt Street
Baltimore, MD 21202
Royce & Associates, LLC	1,264,300	(2)	9.54
1414 Avenue of the Americas
New York, NY 10019
Fenimore Asset Management, Inc.	1,175,232	(3)	8.86
384 North Grand Street
Cobleskill, NY 12043
Barclays Global Investors, N.A.
Barclays Global Fund Advisors	849,858	(4)	6.41
45 Fremont Street
San Francisco, CA 94105
Robert J. Murray	813,034	(5)	5.93
c/o New England Business Service, Inc.
500 Main Street
Groton, MA 01471

(1)	Information is based on Form 13F dated August 13, 2003, filed with the SEC by T. Rowe Price Associates, Inc. for the period ended June 30, 2003.

(2)	Information is based on a Form 13F dated August 13, 2003, filed with the SEC by Royce & Associates, LLC for the period ended June 30, 2003.

(3)	Information is based on a Form 13F dated July 10, 2003, filed with the SEC by Fenimore Asset Management, Inc. for the period ended June 30, 2003.

(4)	Information is based on a Form 13F dated August 12, 2003, filed with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors and other affiliated entities for the period ended June 30, 2003. According to the Form 13F, the Barclays entities have sole voting power with respect to 721,923 of these shares, and no voting power with respect to 127,935 of these shares.

(5)	Includes (a) 291,898 shares owned jointly by Mr. Murray and his wife (as to which Mr. Murray shares voting and investment power); (b) 500,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (c) 13,912 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Murray has sole voting power, but no investment power); and (d) 7,224 equivalent shares allocated to his account in the Company’s 401(k) plan.

How	much stock do the Company’s directors and executive officers own?

On August 29, 2003, the directors and nominees, the executive officers of the Company named in the summary compensation table below, and all of the directors and executive officers of the Company as a group beneficially owned the number of shares of common stock shown below:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(1)
William T. End(2)	7,774	*
Neil S. Fox(3)	7,284	*
Robert L. Gable(4)	25,410	*
Thomas J. May(5)	9,442	*
Herbert W. Moller(6)	15,510	*
Robert J. Murray(7)	813,034	5.93
Joseph R. Ramrath(8)	6,152	*
Richard T. Riley(9)	135,133	1.01
Brian E. Stern(10)	11,543	*
M. Anne Szostak(11)	10,120	*
George P. Allman(12)	154,838	1.16
Daniel M. Junius(13)	87,686	*
Robert D. Warren(14)	135,920	1.02
All directors and executive officers as a group (18 persons)(15)	1,798,503	12.46

*	Less than one percent

(1)	The number and percent of the shares of common stock with respect to each named beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 29, 2003 are outstanding.

(2)	Includes (a) 3,774 shares owned by Mr. End individually; and (b) 4,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(3)	Includes (a) 2,284 shares owned jointly by Mr. Fox and his wife (as to which Mr. Fox shares voting and investment power); and (b) 5,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(4)	Includes (a) 14,410 shares owned by Mr. Gable individually; (b) 8,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; and (c) 3,000 shares owned by Mr. Gable’s wife individually, as to which Mr. Gable disclaims beneficial ownership.

(5)	Includes (a) 4,442 shares owned by Mr. May individually; and (b) 5,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(6)	Includes (a) 1,000 shares owned by Mr. Moller individually; (b) 6,510 shares owned jointly by Mr. Moller and his wife (as to which Mr. Moller shares voting and investment power); and (c) 8,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(7)	Includes (a) 291,898 shares owned jointly by Mr. Murray and his wife (as to which Mr. Murray shares voting and investment power); (b) 500,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (c) 13,912 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Murray has sole voting power, but no investment power); and (d) 7,224 equivalent shares allocated to his account in the Company’s 401(k) plan.

(8)	Includes (a) 3,152 shares owned jointly by Mr. Ramrath and his wife (as to which Mr. Ramrath shares voting and investment power); and (b) 3,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(9)	Includes (a) 10,328 shares owned by Mr. Riley individually; (b) 105,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (c) 18,321 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Riley has sole voting power, but no investment power); and (d) 1,484 equivalent shares allocated to his account in the Company’s 401(k) plan.

(10)	Includes (a) 2,120 shares owned by Mr. Stern individually; (b) 6,000 shares which may be exercised within 60 days of August 29, 2003 through the exercise of stock options; and (c) 3,423 shares owned by Mr. Stern’s wife individually, as to which Mr. Stern disclaims beneficial ownership.

(11)	Includes (a) 2,610 shares owned by Ms. Szostak individually; (b) 1,510 shares owned jointly by Ms. Szostak and her husband (as to which Ms. Szostak shares voting and investment power); and (c) 6,000 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options.

(12)	Includes (a) 5,277 shares owned by Mr. Allman individually; (b) 16,777 shares owned by a family trust of which Mr. Allman is a co-trustee (as to which Mr. Allman shares voting and investment power); (c) 120,278 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (d) 8,794 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Allman has sole voting power, but no investment power); and (e) 3,697 equivalent shares allocated to his account in the Company’s 401(k) plan.

(13)	Includes 4,210 shares owned by Mr. Junius individually; (b) 70,500 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options, (c) 10,514 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Junius has sole voting power, but no investment power), and (d) 2,462 equivalent shares allocated to his account in the Company’s 401(k) plan.

(14)	Includes (a) 1,528 shares owned by Mr. Warren individually; (b) 8,232 shares owned jointly by Mr. Warren and his wife (as to which Mr. Warren shares voting and investment power); (c) 112,121 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (d) 10,095 restricted shares awarded under the Company’s stock-based plans (as to which Mr. Warren has sole voting power, but no investment power); and (e) 3,944 equivalent shares allocated to his account in the Company’s 401(k) plan.

(15)	Includes (a) 60,633 shares owned by directors and executive officers individually; (b) 372,041 shares owned jointly by directors and executive officers and their respective spouses (including family trusts); (c) 1,226,935 shares which may be acquired within 60 days of August 29, 2003 through the exercise of stock options; (d) 99,120 restricted shares awarded to the executive officers under the Company’s stock-based plans (as to which each has sole voting power, but no investment power); (e) 33,351 equivalent shares allocated to the accounts of the executive officers under the Company’s 401(k) plan; and (f) 6,423 shares owned individually by spouses of directors and executive officers, as to which the directors and executive officers disclaim beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the directors and executive officers of the Company, and certain persons who own more than 10% of the common stock, are required to report their ownership of the common stock and changes in that ownership to the SEC and the NYSE. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates during the Company’s fiscal year 2003.

Based solely on our review of copies of the reports we have received, or written representations from certain reporting persons, we believe that, during the Company’s fiscal year 2003, all of these reporting requirements were timely satisfied by our directors, executive officers and 10% holders, except that Form 4’s reporting the purchase by Mr. May of 322 shares from November 19, 1999 to August 22, 2003 pursuant to a broker-sponsored dividend reinvestment plan were filed late on September 15, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

Who sits on the Company’s Board of Directors?

The Company’s Board of Directors currently consists of ten members. You are being asked to vote for all ten directors at the meeting. The Board is nominating all ten current directors for re-election. Persons elected as directors at the meeting will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

All of the nominees were most recently elected as directors at the 2002 annual meeting of stockholders. We have no reason to believe that any of the nominees will be unavailable to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

Information About the Nominees

As previously announced, Robert J. Murray, currently Chairman and Chief Executive Officer of the Company and a director, will resign as Chief Executive Officer on December 31, 2003, at which time he will become non-executive Chairman of the Board. Richard T. Riley, currently President and Chief Operating Officer of the Company and a director, will become Chief Executive Officer on January 1, 2004. Information about the nominees for director is set forth below.

William T. End, age 55, has been a director of the Company since 2000. Mr. End was Executive Chairman of the Board of Cornerstone Brands, Inc., a catalog retailer, from 2001 to his retirement in 2002. Prior to that he was Chairman and Chief Executive Officer of Cornerstone Brands, Inc. from 1995 to 2001. From 1991 to 1995, Mr. End was employed by Lands’ End, Inc., a catalog retailer, most recently as President and Chief Executive Officer, and from 1975 to 1991 he was employed by L.L. Bean, Inc., a catalog retailer, most recently as Executive Vice President. Mr. End is a director of IDEXX Laboratories, Inc.

Neil S. Fox, age 63, has been a director of the Company since 1999. Mr. Fox has been Chairman and Chief Executive Officer of Neil Fox Consultancy, which provides consulting services in the field of marketing management and direct response marketing, since 2000. Prior to that he was Chairman and Chief Executive Officer of Lowe Fox Pavlika, a marketing consulting firm affiliated with the Interpublic Group of Companies, from 1998 to 2000. Prior to that he was Chairman of Fox Pavlika & Partners for more than five years. Mr. Fox is also President and Chief Executive Officer of the Punchline Network Inc., a customer relationship management services firm that he founded in 2002.

Robert L. Gable, age 72, has been a director of the Company since 1996, and has served as lead director since 2002. Mr. Gable was Chairman of Unitrode Corporation, a supplier of electronic components and sub-systems, from 1990 until his retirement in 1998, and was Chief Executive Officer of Unitrode from 1990 to 1997. Mr. Gable is a director of Ibis Technology Corporation.

Thomas J. May, age 56, has been a director of the Company since 1999. Mr. May has been Chairman and Chief Executive Officer of NSTAR, an energy utility holding company formed in connection with the combination of BEC Energy and Commonwealth Energy Systems, and its principal operating subsidiaries since 1999. Prior to that he was Chairman and Chief Executive Officer of BEC Energy, an energy utility holding company, and its principal operating subsidiaries from 1998 to 1999. He has been Chairman and Chief Executive Officer of Boston Edison Company, a regulated public utility company, since 1994, and was President of Boston Edison from 1994 to 1999. Mr. May is a trustee of NSTAR and a director of FleetBoston Financial Corporation and RCN Corporation.

Herbert W. Moller, age 62, has been a director of the Company since 1996. Mr. Moller retired from The Gillette Company, a diversified consumer products company, in 1998, having been with Gillette for 32 years. Mr. Moller served in a variety of capacities during his career at Gillette, and during the six years immediately preceding his retirement, he was Vice President, Finance and Strategic Planning, Gillette North Atlantic Group.

Robert J. Murray, age 62, has been a director of the Company since 1991. Mr. Murray has served as Chairman of the Board and Chief Executive Officer of the Company since 1995. From 1995 to 2002 he also served as President of the Company. Mr. Murray retired from The Gillette Company in 1995, having been with Gillette for more than 34 years. Mr. Murray served in a variety of capacities during his career at Gillette, and during the four years immediately preceding to his retirement, he was Executive Vice President, North Atlantic Group of Gillette. Mr. Murray is a director of LoJack Corporation, Allmerica Financial Corporation and the Delhaize Group.

Joseph R. Ramrath, age 46, has been a director of the Company since 2001. Mr. Ramrath has been a Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Prior to that he was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000.

Richard T. Riley, age 47, has been a director of the Company since 2002. Mr. Riley joined the Company in 1997 in connection with the Company’s acquisition of Rapidforms, Inc., and he has served as President and Chief Operating Officer of the Company since 2002. Prior to that, he served as a Senior Vice President of the Company from 1998 to 2002, and as President, NEBS Direct Marketing from 2001 to 2002, as President, Integrated Marketing Services from 2000 to 2001, and as President of Rapidforms from 1992 to 2000. During 1998 he held the additional office of Vice President of the Company.

Brian E. Stern, age 55, has been a director of the Company since 1995. Mr. Stern has been a Senior Vice President of Xerox Corporation, a provider of document processing products and services, since 1994. He has served as President of the Xerox Supplies Business Group since 2001, and prior to that he served as President of Xerox Technology Enterprises from 1999 to 2001, and as President of the Office Document Products Group of Xerox from 1994 to 1999. Mr. Stern is a director of HON Industries, Inc.

M. Anne Szostak, age 53, has been a director of the Company since 1998. Ms. Szostak has been Executive Vice President and Corporate Director of Human Resources and Diversity of FleetBoston Financial Corporation, a diversified financial services company, since 1998. In addition, Ms. Szostak has served as Chairman and Chief Executive Officer of Fleet Rhode Island since 2001. Ms. Szostak is a director of Tupperware Corporation.

What committees has the Board established?

The Board of Directors has standing Audit, Organization and Compensation, Nominating and Governance, and Executive Committees. As described below under the heading “Independence of Directors”, all of the members of the Audit, Organization and Compensation, and Nominating and Governance Committees are deemed to be independent directors.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor, and the performance of the Company’s internal audit function and independent auditor. During fiscal year 2003, members of the Committee were Messrs. Moller (chairman), May and Ramrath. The Committee met five times during the last fiscal year.

The Organization and Compensation Committee assists the Board in its oversight of the evaluation of management’s performance, and reviews and makes recommendations to the Board concerning the election of corporate officers. In addition, the Committee discharges the Board’s responsibilities relating to compensation of the Company’s corporate officers, and administers and grants awards under the Company’s stock-based plans. During fiscal year 2003, members of the Committee were Messrs. Gable (chairman), End, Fox and May. The Committee met five times during the last fiscal year.

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the stockholders at the annual meeting of stockholders or by the Board to fill vacancies. In addition, the Committee assists the Board in developing the Company’s corporate governance principles, and in overseeing the process by which the Board and its committees assess their effectiveness. During fiscal year 2003, members of the Committee were Ms. Szostak (chairman), and Messrs. End, Fox, Ramrath and Stern. The Committee met two times during the last fiscal year and recommended the persons nominated for election as directors by the stockholders at the 2003 annual meeting of stockholders.

The Executive Committee may exercise all of the authority of the Board, except those powers that are expressly reserved to the Board by law, the Company’s charter or by-laws or resolution of the Board. During fiscal year 2003, members of the Committee were Messrs. Murray (chairman), Gable and Moller and Ms. Szostak. The Committee met or acted by unanimous written consent seven times during the last fiscal year.

How often did the Board meet in fiscal year 2003?

The Board of Directors met or acted by unanimous written consent eleven times during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

The non-employee directors met four times during the last fiscal year in executive session, or in a special meeting, without management present. All meetings, or portions of meetings, of the Board at which only non-employee directors were present were presided over by the lead director. The lead director of the Board is currently Robert L. Gable.

How are the directors compensated?

Directors who are also employees of the Company receive no additional compensation for serving on the Board or its committees.

Non-employee directors receive as compensation for all services as directors an annual retainer of $22,000, plus $1,000 for each Board meeting and each committee meeting (other than unscheduled meetings held on the same day as a Board meeting) which they attend. The annual retainer is paid 50% in cash and 50% in shares of common stock in accordance with the Company’s Stock Compensation Plan. Each chairman of a committee (other than Mr. Murray) receives an additional annual retainer of $3,000 in cash. During the last fiscal year Mr. Gable received an additional annual retainer of $6,000 in cash as compensation for his services as lead director. Effective immediately following the 2003 annual meeting of stockholders, the additional annual retainer payable to the chairmen of the Organization and Compensation Committee and Nominating and Governance Committee will be increased to $5,000 in cash, the additional annual retainer payable to the chairman of the Audit Committee will be increased to $7,500 in cash, and the additional annual retainer payable to the lead director will be increased to $12,000 in cash.

Under the terms of the NEBS 2002 Equity Incentive Plan, each non-employee director is annually granted on the tenth day following his or her election at the annual meeting of stockholders an option to purchase 3,000 shares of common stock. In the case of the first annual meeting of stockholders at which a non-employee director is elected, the option grant to that director is for 5,000 shares. Each of these option grants becomes exercisable one year after the date of grant, and expires ten years after the date of grant.

Non-employee directors may defer receipt of their cash fees and retainers pursuant to a deferral plan. Deferred amounts are generally paid to the director beginning on the first day of the first fiscal year beginning after the director’s 70th birthday, and may be paid in a lump sum at that time or in quarterly installments over a period not to exceed ten years. Interest is credited to each participating director’s account quarterly at the so-called “prime rate” of interest of Fleet National Bank on the last preceding June 30th and December 31st. None of the current directors has elected to defer payments as described above.

Independence of Directors

The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors”, determined in accordance with the NYSE rules for listed companies as in effect from time to time. Directors who are also employees of the Company are not considered to be independent for this purpose. The Board has determined that for a non-employee director to be considered independent, he or she may not have a direct or indirect material relationship with the Company. A material relationship is one which could potentially interfere with a director’s independent judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from the Company; any professional relationship between a director or a member of a director’s immediate family and the Company’s internal or external auditors; any participation by a corporate officer of the Company in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between the Company and other entities with which a director is affiliated (as an executive officer, partner or substantial stockholder).

Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Messrs. Murray and Riley, who are current Company employees. In particular, the Board considered the commercial relationships described below under the heading “Certain Relationships and Related Transactions”, and determined in each case that such relationships were not material. In this regard, the Board considered the arm’s length nature of the relationships; the fact that neither of the directors described therein had any direct or indirect involvement in setting the terms of the Company’s relationships with their respective employers; and the fact that the aggregate payments by the Company to such directors’ respective employers during the past fiscal year in each case constituted an amount equal to less than 2% of the respective consolidated gross revenues of the Company or such other entities.

Certain Relationships and Related Transactions

At the end of fiscal year 2003, the Company had outstanding borrowings of approximately $26,625,000 from Fleet National Bank, one of several banks party to an unsecured, revolving credit facility with the Company. Fleet National Bank is a wholly owned subsidiary of FleetBoston Financial Corporation, of which M. Anne Szostak is an executive officer. Ms. Szostak is a director of the Company. The terms of the Company’s revolving credit facility were negotiated on an arm’s length basis, and management believes that such terms are no less favorable to the Company than could have been obtained from a comparably qualified unrelated third party.

The Company paid approximately $2,342,200 to Xerox Corporation during fiscal year 2003, related primarily to the procurement, maintenance and operation of digital presses utilized throughout the Company’s plants. Brian E. Stern is a Senior Vice President of Xerox, and is a director of the Company. Each of the transactions between the Company and Xerox was made in the ordinary course of business on an arm’s length basis, and management believes that the terms of each such transaction were no less favorable to the Company than could have been obtained from a comparably qualified unrelated third party.

As described above under the heading “Independence of Directors”, the Company’s Board of Directors has determined that, notwithstanding the commercial relationships described above, both Ms. Szostak and Mr. Stern are considered to be independent directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Organization and Compensation Committee during the Company’s last fiscal year is a present or former officer or employee of the Company or any of its subsidiaries. To the Company’s knowledge, there were no other relationships involving members of the Organization and Compensation Committee or other directors of the Company which require disclosure in this proxy statement.

EXECUTIVE COMPENSATION

How were the executive officers compensated for fiscal year 2003?

The following table sets forth all compensation paid by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company, who are collectively referred to as the “named executive officers”, in all capacities for the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards(1)
Name and Principal Position	Year	Salary	Bonus(2)	Other Annual Compensation(3)	Restricted Stock Awards(4)	Securities Underlying Options(#)	All Other Compensation(5)
Robert J. Murray	2003	$500,000	$94,049	$71,504	$188,846	—	$13,596
Chairman and Chief Executive	2002	500,000	94,015	85,169	181,309	—	17,819
Officer	2001	500,000	—	70,309	—	80,000	18,655

Richard T. Riley	2003	343,750	65,853	—	179,424	50,000	80,742
President and Chief Operating	2002	275,000	76,739	—	125,578	—	74,062
Officer	2001	210,000	—	—	—	30,000	11,267

Daniel M. Junius	2003	223,750	36,304	—	117,063	5,000	12,820
Executive Vice President, Chief	2002	206,667	33,856	—	111,261	—	11,177
Financial Officer and Treasurer	2001	195,000	—	—	—	30,000	11,729

George P. Allman	2003	243,333	50,150	—	121,700	5,000	14,521
Senior Vice President and	2002	230,000	41,688	—	113,870	—	16,953
President, Distributor Sales	2001	210,000	—	—	—	30,000	14,759

Robert D. Warren	2003	222,917	61,125	—	125,340	5,000	17,045
Senior Vice President and	2002	196,667	52,907	—	117,617	—	16,394
President, NEBS Direct Marketing	2001	185,000	—	—	—	30,000	10,343

(1)	The Company has not issued stock appreciation rights. In addition, the Company does not maintain a “long-term incentive plan,” as that term is defined by applicable rules. Securities underlying options are shares of the Company’s common stock.

(2)	For fiscal years 2002 and 2003, 25% of the annual executive bonus for each named executive officer was paid in the form of restricted shares in lieu of cash. The dollar value of these restricted shares is excluded from the amounts reported in this column, and is included under the column heading “Restricted Stock Awards”.

(3)	The amounts reported include certain occupancy expenses associated with Mr. Murray’s residence in Boston, Massachusetts and certain club membership dues that were paid directly by the Company, and the value of the Company’s reimbursement to Mr. Murray for his tax liability arising from the Company’s payment of such expenses and dues. For fiscal year 2003, such amounts were $52,169 in occupancy expenses and dues, and $19,335 in tax liability reimbursement.

(4)

The amounts reported include the value of restricted shares that were awarded to each named executive officer under the Company’s Stock Compensation Plan in lieu of cash as part of his annual executive bonus for the years shown. For fiscal year 2003, the value of such awards was $31,346, $21,924, $12,063, $16,700 and $20,340 for Messrs. Murray, Riley, Junius, Allman and Warren, respectively. These awards vest on the third anniversary of the date of grant, except that such awards will vest immediately in case of the holder’s death, disability or retirement, or a change in control of the Company.

The amounts reported also include the value of payments to each named executive officer under the 2002 and 2003 special performance bonus plans that were made in the form of restricted shares issued under the Company’s Stock Compensation Plan. For fiscal year 2003, the value of such awards was $157,500 for Messrs. Murray and Riley and $105,000 for each of the other named executive officers. These awards vest in accordance with the following schedule: 15% on the date of the first annual meeting of stockholders following the date of grant; an additional 35% on the date of the second annual meeting of stockholders following the date of grant; and the remaining 50% on the date of the third annual meeting of stockholders following the date of grant, except that such awards will vest immediately in the case of the holder’s death, disability or retirement, or a change in control of the Company.

Dividends are payable on unvested awards to the same extent as they are paid on the common stock generally, except that such dividend payments are automatically reinvested in shares of common stock, and the additional shares are subject to the same restrictions that are applicable to the underlying restricted shares.

As of June 28, 2003, each of the named executive officers held the following number of unvested shares of restricted stock having the corresponding fiscal year-end values, based on the closing price ($29.21) of the common stock on June 27, 2003, the last trading day of fiscal year 2003:

Name	Number of Shares	Value at Fiscal Year End
Robert J. Murray	9,428	$275,392
Richard T. Riley	6,302	184,081
Daniel M. Junius	5,121	149,584
George P. Allman	5,205	152,038
Robert D. Warren	5,731	167,403

(5)	The table below presents the components of this column for fiscal year 2003, which represent (a) the value of Company contributions to the account of each named executive officer pursuant to the terms of the Company’s 401(k) plan, (b) the value of premiums paid by the Company on group term life insurance for the benefit of the named executive officers, and (c) in the case of Mr. Riley, the portion of the principal on the Company’s outstanding unsecured loan to Mr. Riley that was forgiven by the Company during fiscal year 2003. The terms of this loan are described elsewhere in this proxy statement under the heading “Employment Agreements; Change in Control Agreements”.

Name	401(k) Plan Contribution	Group Term Life Insurance Premium	Forgiven Principal on Unsecured Loan
Robert J. Murray	$12,777	$819	—
Richard T. Riley	19,923	819	$60,000
Daniel M. Junius	12,210	610	—
George P. Allman	13,859	662	—
Robert D. Warren	16,438	607	—

Stock	Option Plan

The following table provides details regarding stock options granted to the named executive officers during the last fiscal year under the NEBS 2002 Equity Incentive Plan.

Option Grants in Last Fiscal Year

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise Price Per Share(2)	Expiration Date	Grant Date Present Value(3)
Robert J. Murray	—	—	—	—	—
Richard T. Riley	50,000	19.45%	$22.85	10/24/2012	$284,500
Daniel M. Junius	5,000	1.94%	22.85	10/24/2012	28,450
George P. Allman	5,000	1.94%	22.85	10/24/2012	28,450
Robert D. Warren	5,000	1.94%	22.85	10/24/2012	28,450

(1)	The stock options awarded vest as to 25% of the shares covered by each award on the date of grant, and as to an additional 25% of the shares covered by each award on each of the first three anniversaries of the date of grant, except that all of such options will vest immediately in case of a change in control of the Company.

(2)	The exercise price is equal to the fair market value per share of the common stock on the date of grant.

(3)	The estimated present values at grant date have been calculated using a Black-Scholes option pricing model, based upon the following assumptions: an expected life of option equal to 5.22 years; a dividend yield of 3.4%; expected volatility of 34.15%; and a risk-free interest rate of 3.25%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option.

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table includes the number of shares underlying both exercisable and unexercisable stock options at the end of the last fiscal year. The table also shows the value of “in-the-money” options, which represents the positive spread, if any, between the exercise prices of stock options held by each named executive officer and the closing price ($29.21) of the common stock on June 27, 2003, the last trading day of fiscal year 2003.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

Name	Number of Shares Acquired at Exercise	Value Realized	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Murray	55,459	$611,152	474,319	36,250	$3,528,994	$285,816
Richard T. Riley	—	—	77,500	47,500	303,169	304,819
Daniel M. Junius	—	—	56,250	13,750	209,031	90,169
George P. Allman	—	—	106,528	13,750	586,462	90,169
Robert D. Warren	5,882	56,732	98,996	13,500	498,546	89,788

Stock Compensation Plan

Under the Company’s Stock Compensation Plan, the Organization and Compensation Committee may grant awards of common stock to officers and other key employees in lieu of cash in payment of all or part of their regular, bonus, or other special compensation. During fiscal year 2003, 50% of each non-employee director’s annual retainer was paid in common stock in accordance with the terms of the Stock Compensation Plan. For fiscal year 2003, 25% of the annual executive bonus for each named executive officer was paid in the form of restricted shares issued under the Stock Compensation Plan. In addition, payments to each named executive officer under the 2003 special performance bonus plan were made in the form of restricted shares issued under the Stock Compensation Plan. The number of restricted shares awarded to each named executive officer under both the 2003 executive bonus plan and the 2003 special performance bonus plan was determined by the $29.35 closing price of the common stock on the NYSE on July 31, 2003, which was the third business day following the public release of the Company’s financial results for the fourth quarter of fiscal year 2003. The material terms of the awards are described in footnote 4 to the summary compensation table. Dividend payments on unvested awards of restricted shares are reinvested in additional shares of common stock under the Stock Compensation Plan, and the additional shares are subject to the same restrictions that are applicable to the underlying restricted shares.

Deferred Compensation Plan

Officers of the Company, including the named executive officers, may defer, until 60 days following the termination of employment with the Company, a portion of all compensation payable by the Company for personal services rendered to the Company. Each participating officer may request that the deferred amounts be allocated among several available investment options established and offered by the Company, subject to approval by the Company’s retirement committee. These investment options are tied to market rates of return and are not subsidized by the Company. The benefit payable under the plan at any time to a participant following termination of employment is equal to the applicable deferred amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts. The amount of compensation in any given fiscal year that is deferred by a named executive officer is included in the summary compensation table under the column headings “salary” or “bonus”, as appropriate.

The Company has established a trust for the benefit of participants in the deferred compensation plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, the Company will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust. However, the assets in the trust will become available to the Company’s creditors if the Company becomes insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the plan to a participant, the Company remains obligated to pay any deficiency.

Supplemental Executive Retirement Plan

The Company maintains a supplemental executive retirement plan, or SERP, for key employees who are designated as participants by the Organization and Compensation Committee. Key employees are generally not designated as participants in the SERP until they have at least 5 years of service, except that upon the occurrence of a change in control (as defined in the SERP), each key employee who is then party to an effective change in control severance agreement with the Company will automatically become a participant in the SERP, regardless of such employee’s length of service. Benefits under the SERP are payable as a life annuity upon normal retirement at age 65, or in a reduced amount in the event of earlier retirement on or after age 55, and are based on age, length of service, the participant’s highest annual base salary paid during the five years immediately preceding the termination of the participant’s employment, and an average of the participant’s three highest bonuses paid under the Company’s annual executive bonus plan during the five years immediately preceding the termination of the participant’s employment. Plan participants may elect to receive their benefits under the SERP in the form of a lump-sum payment if their employment with the Company is terminated following a change in control under circumstances entitling such participants to severance payments and benefits under an effective change in control severance agreement with the Company. Benefits payable under the SERP are not subject to any reduction for Social Security or other offset amounts.

The following table shows the annual benefit payable under the SERP to participants who retire at or after the age 65.

Retirement Benefit Table

Average Final Compensation Used as Basis for Computing Retirement Benefit	Annual Retirement Benefit
	5 Years of Service	10 Years of Service	15 or More Years of Service
$200,000	$27,500	$55,000	$75,000
300,000	41,250	82,500	112,500
400,000	55,000	110,000	150,000
500,000	68,750	137,500	187,500
600,000	82,500	165,000	225,000
700,000	96,250	192,500	262,500

As of June 28, 2003, Messrs. Murray, Riley, Allman and Warren, who are the only named executive officers who participate in the SERP, had 7, 5, 6 and 6 years of service, respectively, for purposes of the SERP.

Employment Agreements; Change-in-Control Arrangements

The Company has entered into a letter agreement with Robert J. Murray in connection with his resignation as Chief Executive Officer of the Company on December 31, 2003. Pursuant to the agreement, Mr. Murray will remain an employee of the Company following his resignation as Chief Executive Officer through December 31, 2005, at an annual base salary of $250,000. The agreement also provides that Mr. Murray will be paid during this period an allowance of $40,000 per year, which is intended to compensate him for obtaining offsite office space and secretarial support for his professional use, and certain club membership dues. Mr. Murray will no longer be eligible to receive executive-level benefits after December 31, 2003, although he will continue to participate in the FY2004 executive bonus plan (with his bonus appropriately pro-rated), and he will continue as a participant in the SERP and be credited for years of service during the remainder of the term of the agreement. Mr. Murray will not be entitled to the compensation and benefits described in the agreement if his employment with the Company is terminated prior to December 31, 2005 by reason of his death or disability, or by the Company for “cause”, as defined in the agreement (which includes, among other things, any breach of Mr. Murray’s obligations in the agreement with respect to non-competition, non-solicitation, non-disparagement and confidentiality).

In 2001, the Company provided an unsecured loan in the amount of $300,000 to Richard T. Riley in connection with his relocation to Massachusetts. The loan is interest-free, and 20% of the principal amount is being forgiven annually so long as Mr. Riley’s employment with the Company has not been terminated voluntarily by Mr. Riley (except for good reason as described in the promissory note) or by the Company for cause. If the Company terminates Mr. Riley’s employment for cause, or if he otherwise voluntarily terminates his employment (except for good reason), then the theretofore unforgiven principal amount will become immediately due and payable, together with interest at the prime rate accruing from the date the loan becomes due to the date of payment. Mr. Riley is solely responsible for his income tax obligations, if any, based on the value of foregone interest and forgiven principal.

The Company has entered into a letter agreement with George P. Allman in connection with the change in his responsibilities resulting from the Company’s acquisition of Safeguard Business Systems, Inc. The agreement is effective through July 14, 2006, and provides for an annual base salary of $260,000 through October 29, 2004, and an annual base salary of $130,000 thereafter for the remainder of the term of the agreement. Mr. Allman will no longer be eligible to receive executive-level benefits after October 29, 2004, although he will continue to participate in the FY2005 executive bonus plan (with his bonus appropriately pro-rated), and he will continue as a participant in the SERP and be credited for years of service during the remainder of the term of the agreement. Mr. Allman will not be entitled to the compensation and benefits described in the agreement if his employment with the Company is terminated prior to July 14, 2006 by reason of his death or disability, or by the Company for “cause” (as defined in the agreement).

The Company has entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of the Company. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 35% or more of the outstanding common stock. If a tender offer or exchange offer is made for more than 25% of the outstanding common stock, the named executive officer has agreed not to leave the employ of the Company, except in the case of disability or retirement, and to continue to render services to the Company until such offer has been abandoned or terminated or a change in control has occurred.

If, within 24 months after a change in control of the Company, the executive’s employment is terminated (1) by the Company other than for cause or disability (as those terms are defined in the agreement) or (2) by the named executive officer for good reason (as defined in the agreement), the Company has agreed to pay the executive, in addition to salary, benefits and awards accrued through the date of termination, an amount equal to 2 times (in the case of Mr. Murray, 2-1/2 times) the sum of the executive’s then current annualized base salary and bonus target under the Company’s annual executive bonus plan. In addition, the Company has agreed to (i) pay the cost of providing the executive with outplacement services up to a maximum of 20% of the sum of the executive’s then current annualized base salary and bonus target, and (ii) credit the executive with 2 (in the case of Mr. Murray, 2-1/2) additional years of service under the SERP in addition to the years of service that the executive would otherwise have been credited with as of his or her date of termination. The Company has also agreed to provide the executive with benefits under all employee welfare benefit plans, or equivalent benefits, for up to 30 months following such termination. The Company must give 90 day advance notice of termination to the executive unless such termination is for cause. Payments made, or benefits provided, to an executive under the change in control agreement are offset by any severance payments or severance-related benefits provided to the executive pursuant to any other plan, agreement or arrangement with the Company or any subsidiary providing for severance payments.

Each change in control agreement provides that if any payments or benefits to be made under the agreement, individually or together with any other payments or benefits, are subject to excise tax pursuant to section 4999 of the Internal Revenue Code of 1986, as amended, the Company will “gross up” the payments to the executive as necessary (after taking into account all income taxes payable by the executive officer as a result of the receipt of the “gross up” payment) to place the executive in the same after-tax position the executive would have been in had no such excise tax been paid or incurred with respect to such payment or benefits.

Each change in control agreement (other than the agreements with Messrs. Murray and Allman) continues in effect through June 30, 2004, subject to automatic one-year extensions thereafter unless notice is given of the Company’s or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement. Pursuant to their respective letter agreements with the Company described above, Mr. Murray’s change in control agreement will not apply to any change in control occurring after December 31, 2003, and Mr. Allman’s change in control agreement will not apply to any change in control occurring after October 29, 2004. Except as otherwise provided in the change in control agreement, the Company and each executive may terminate the executive’s employment at any time. Each change in control agreement terminates if either party terminates the executive’s employment before a change in control, except that any such termination by the Company without cause or by the executive for good reason during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

What is our executive compensation philosophy?

The Organization and Compensation Committee, in exercising responsibility for approving executive compensation levels, periodically retains a nationally recognized compensation and benefits consulting firm to assist in the review of the compensation of the executive officers of the Company.

The Committee has designed the executive compensation program to:

•	Recruit and retain highly qualified executives with compensation competitive with the Company’s peer group;

•	Motivate the Company’s executives to achieve strategic corporate and business initiatives and to reward them for their achievement;

•	Emphasize variable compensation that supports a pay-for-performance policy; and

•	Align the interests of the executives with the long-term interests of the stockholders.

The executive compensation program consists of three principal components: base salary, annual bonus awards and long-term incentive awards. In providing for the compensation of the executive officers, a salary structure has been developed with salary ranges targeted to reflect a midpoint which in general is about the 50th percentile of the base salaries of officers in similar positions in a representative group of manufacturers and direct marketing companies of comparable size (which group includes, but is not limited to, the companies identified in the performance graph elsewhere in this proxy statement). In addition, annual bonuses are provided for, the payment and the amount of which depend upon the degree of attainment of pre-established Company and business unit sales and earnings targets and, in some instances and to varying extents, upon the attainment of pre-established individual objectives. The annual executive bonus plan is targeted to deliver compensation between the 50th and 60th percentile of the peer group. Long-term compensation is tied directly to the increase in value of the common stock, and hence takes the form of stock options, with option prices equal to 100% of current market value, and restricted stock in amounts reflecting the level of responsibility of the grantees for the Company’s long-range success. The long-term compensation is targeted to deliver compensation at the 75th percentile of the peer group.

In determining its executive compensation policies from year to year, the Company expects to take appropriate measures to prevent the employee remuneration paid by it from being rendered non-deductible by operation of the terms of Section 162(m) of the Internal Revenue Code. Such measures may include (1) limiting the amount of non-performance-based compensation paid to any employee, and (2) complying with the statutory requirements for exempting performance-based compensation from non-deductibility by obtaining stockholder approval of qualified performance-based plans. Stockholder approval was obtained for each of the NEBS 1994 and 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plans and the NEBS 2002 Equity Incentive Plan.

How were executive base salaries determined for fiscal year 2003?

The individual salaries of the executive officers for fiscal year 2003 were approved by the Organization and Compensation Committee at the beginning of that year in accordance with the above-stated policy. These salary recommendations were made after review of individual performance evaluations by the Chief Executive Officer and the President and discussion with them of the performance of the Company during fiscal year 2002 and of the individual performances of the executive officers (other than the Chief Executive Officer) during that year.

How were annual executive bonuses determined for fiscal year 2003?

At the beginning of fiscal year 2003, all of the executive officers were designated as participants in the Company’s annual executive bonus plan and target bonuses of 70% of base salary for the Chief Executive Officer and the President and 60% of base salary for the other executive officers were established. A combination of financial performance targets and personal objectives, 80% and 20%, respectively, of the target bonus were established as the goals for the achievement of 100% of the target bonus for each of the executive officers.

Based on these criteria, the Chief Executive Officer received a bonus of 25.1% of his base salary and the other executive officers received bonuses ranging from 3% to 36.2% of their respective base salaries.

At the beginning of fiscal year 2003, all of the executive officers were also designated as participants in the 2003 special performance bonus plan and target bonuses of $300,000 for the Chief Executive Officer and the President and $200,000 for the other executive officers were established. An earnings per share target was established as the goal for achievement of 100% of the target bonus for each of the executive officers, and based on the Company’s performance against the earnings per share target, bonus payouts could range between 0% and 150% of the target bonus. Bonuses were payable in the form of restricted shares having a fair market value equal to the amount of the bonus payout, in lieu of cash, under the terms of the Company’s Stock Compensation Plan.

Based on the Company’s performance against the earnings per share target, the Chief Executive Officer and the President received a bonus of $157,500 and the other executive officers received bonuses of $105,000, in each case paid in the form of restricted shares, which vest in accordance with the following schedule: 15% on the date of the first annual meeting of stockholders following the date of grant; an additional 35% on the date of the second annual meeting of stockholders following the date of grant; and the remaining 50% on the date of the third annual meeting of stockholders following the date of grant.

What long-term incentive compensation programs did executives participate in for fiscal year 2003?

Long-term incentive compensation in fiscal year 2003 consisted of stock options. Each of the executive officers, other than Messrs. Murray and Riley, received a stock option grant ranging from 4,000 to 5,000 shares, except that one executive officer received a grant in the amount of 20,000 shares in connection with the commencement of such executive officer’s employment with the Company. Mr. Riley received a stock option grant in the amount of 50,000 shares in recognition of his promotion to President and Chief Operating Officer in 2002. In all cases, the per share option exercise price for options granted by the Committee in fiscal year 2003 was set at 100% of the then-current market value of a share of the common stock.

How was the Chief Executive Officer’s compensation determined for fiscal year 2003?

The process by which the compensation of Robert J. Murray, as Chairman and Chief Executive Officer, was arrived at is as stated above and differed in no material way from that employed with respect to the other executive officers. Based on a determination that Mr. Murray’s base salary was in an appropriate range, there was no adjustment made to his base salary for fiscal year 2003. Mr. Murray received an award of restricted stock pursuant to the 2003 special performance bonus plan, as described above, but was not granted any stock options in fiscal year 2003.

Because Mr. Murray’s principal residence is located more than 75 miles from the Company’s headquarters, the Company pays certain occupancy expenses associated with a second residence within a shorter commuting distance, as well as certain club membership dues, and reimburses Mr. Murray for his tax liability arising from this arrangement. Otherwise, Mr. Murray was not provided any fringe benefits other than those available to all officers of the Company.

ORGANIZATION AND COMPENSATION COMMITTEE

Robert L. Gable (Chairman)

William T. End

Neil S. Fox

Thomas J. May

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter under which the Audit Committee operates (a copy of which was included as Appendix A to the Company’s proxy statement relating to the 2001 annual meeting of stockholders), and has determined that all members of the Committee are “independent” in accordance with the currently applicable rules of the NYSE.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 28, 2003 with the Company’s management and Deloitte & Touche LLP, our independent auditors.

The Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as modified and supplemented. In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche its independence from the Company and its management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in our annual report on Form 10-K for the fiscal year ended June 28, 2003 for filing with the SEC.

AUDIT COMMITTEE

Herbert W. Moller (Chairman)

Thomas J. May

Joseph R. Ramrath

PERFORMANCE GRAPH

The following chart compares the value of $100 invested in the Company’s common stock from June 26, 1998 through June 28, 2003 with a similar investment in the S&P 600 small cap stock index, and in a peer group consisting of five(1) publicly held companies selected on the basis of similarity to the Company in the nature of products offered, marketing and distribution channels utilized and customer markets served. The comparison assumes that all dividends are reinvested.

Peer Group Companies:

Deluxe Corporation	John H. Harland Company	The Standard Register Company
Ennis Business Forms, Inc.	Moore Wallace Incorporated

(1)	Wallace Computer Services, Inc. and Moore Corporation, Ltd. were previously included in the index of peer group companies. On May 15, 2003, Wallace Computer Services was acquired by Moore Corporation, which changed its name to Moore Wallace Incorporated. As a result, Wallace Computer Services has been removed from the peer group companies in this presentation.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Upon the recommendation of the Audit Committee, the Board of Directors selected the firm of Deloitte & Touche LLP as independent auditor of the Company for the fiscal year ending June 26, 2004, subject to ratification by the stockholders at the 2003 annual meeting of stockholders. A representative of Deloitte & Touche LLP, which served as independent auditors for fiscal year 2003, is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

INDEPENDENT AUDITOR FEES

Deloitte & Touche LLP billed us in fiscal years 2003 and 2002 for services rendered as follows:

•	Audit Fees: $454,000 and $398,000 in fees in fiscal years 2003 and 2002, respectively, for professional services rendered in connection with the annual audit of the consolidated financial statements included in our annual report on Form 10-K; quarterly reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q; filing of SEC registration statements; and statutory audits of certain of our foreign subsidiaries.

•	Audit-Related Fees: $122,000 and $24,000 in fees in fiscal years 2003 and 2002, respectively, for assurance and related services, including services related to employee benefit plan audits; acquisition due diligence; and consultation concerning financial accounting and reporting standards.

•	Tax Fees: $97,000 and $49,000 in fees in fiscal years 2003 and 2002, respectively, for professional services related to tax compliance, tax planning and tax advice, consisting primarily of consultation with respect to state and federal tax audits.

•	All Other Fees: $5,000 in fees in fiscal year 2003 for advice regarding certain accounting aspects of a proposed alliance marketing arrangement in Canada. Deloitte & Touche LLP did not provide us with any professional services in connection with financial information systems design and implementation during fiscal years 2003 and 2002.

The Audit Committee has established a policy to pre-approve all audit and non-audit services proposed to be provided by our independent auditor prior to management engaging the auditor for that purpose. Consideration and approval of such services generally occur at the Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the Committee has been delegated authority to approve audit and non-audit services or, if the chairman deems it appropriate, to call a special meeting of the Committee for that purpose. Fees payable to the independent auditor for any specific non-audit service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, and the chairman is required to report any such approvals to the full Committee at its next regularly scheduled meeting.

In addition to the above-described procedures, at its first regularly scheduled meeting during the fiscal year, the Audit Committee pre-approves an aggregate of services that management expects to incur during the fiscal year, together with specified amounts of approved fees for those services. Pursuant to this practice, the Committee has pre-approved the engagement of Deloitte & Touche LLP to perform the following services for us during fiscal year 2004: interim reviews of quarterly results; statutory audits of international subsidiaries; employee benefit plan audits for the Company and its subsidiaries; consents that may be required during the year related to SEC filings; and certain specified tax services. During fiscal years 2003 and 2002, none of the non-audit services provided to us by Deloitte & Touche LLP was approved by the Audit Committee pursuant to the so-called “de minimis” exception under applicable SEC regulations.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders must be received by the Company at its offices at 500 Main Street, Groton, Massachusetts 01471 no later than May 22, 2004, in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, under the advance notice provisions in our by-laws, director nominations or any other proposals to be presented outside of the processes of Rule 14a-8 by a stockholder from the floor of the 2004 annual meeting of stockholders must be submitted by the stockholder to our corporate secretary at the above address no later than July 26, 2004 and no earlier than June 26, 2004. The notice must contain the information required by the by-laws. These advance notice provisions are separate from the requirements which a stockholder must meet in order to have a proposal included in the Company’s proxy statement under Rule 14a-8.

AMENDMENTS TO THE COMPANY’S BY-LAWS

On July 29, 2003, the Board amended the by-laws to vest in the Board of Directors the sole authority to determine the number of directors constituting the whole Board, and to realign the respective responsibilities of the Chairman of the Board, the Chief Executive Officer, and the President of the Company.

You may obtain a copy of our by-laws without charge by writing to our corporate secretary, New England Business Service, Inc., 500 Main Street, Groton, MA 01471.

DIRECTOR NOMINATIONS

The Nominating and Governance Committee will consider your suggestions regarding potential candidates for Board membership as part of the Committee’s review of the composition of the Board. Your recommendations may be sent to the Nominating and Governance Committee through our corporate secretary at the above address.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 28, 2003 (without exhibits) without charge by writing to: Investor Relations, New England Business Service, Inc., 500 Main Street, Groton, MA 01471.

DETACH HERE

PROXY

NEW ENGLAND BUSINESS SERVICE, INC.

Meeting of Stockholders – October 24, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEW ENGLAND BUSINESS SERVICE, INC.

The undersigned stockholder in New England Business Service, Inc. (the “Company”) hereby appoints Robert J. Murray, Richard T. Riley and Daniel M. Junius and each of them, attorneys, agents and proxies, with power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote, and, if applicable, hereby directs the trustee of the 401(k) Plan for Employees of New England Business Service, Inc. (the “Plan”) to vote all shares of Common Stock of the Company allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 500 Main Street, Groton, Massachusetts on October 24, 2003 at 10:00 a.m., local time, and any adjournments thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NEW ENGLAND BUSINESS SERVICE, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/neb		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	2. Enter your Voter Control Number listed above and follow the easy recorded instructions

If you vote over the Internet or by telephone, please do not mail your card.

☒ Please mark votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS AS DESCRIBED IN DETAIL IN THE PROXY STATEMENT.

1. To elect the following 10 nominees as directors:			FOR	AGAINST	ABSTAIN
(01) William T. End, (02) Neil S. Fox, (03) Robert L. Gable, (04) Thomas J. May, (05) Herbert W. Moller, (06) Robert J. Murray, (07) Joseph R. Ramrath, (08) Richard T. Riley, (09) Brian E. Stern and (10) M. Anne Szostak		2. To ratify the selection of Deloitte & Touche LLP as independent auditor of the Company for the current fiscal year ending June 26, 2004.	☐	☐	☐
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	3. And to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.
☐	☐

☐ For all nominee(s) except as written above

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

		MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Please sign exactly as your name is printed opposite. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title. If stock is held in joint names, all named stockholders should sign.

Signature:___________________	Date:_______________	Signature:___________________	Date:_______________